Exhibit 99.1

Rex Energy Corporation Announces Third Quarter Production and Operational Update

STATE COLLEGE, Pa., Oct 15, 2010 (GLOBE NEWSWIRE) – Rex Energy Corporation (“Rex Energy”) (Nasdaq: REXX) announced today that production during the third quarter 2010 was 20.3 Mmcfe per day which was within the company’s guidance of 19.0 Mmcfe per day to 21.0 Mmcfe per day.

Rex Energy also provided an operational update on its Niobrara Shale operations. The company’s first well, the Silo State 41-22, was a Rex Energy farm-in well located in the southern part of the Silo Field in Laramie County, Wyoming. The company drilled an approximate 4,000 foot lateral and encountered oil and gas shows while drilling. Rex Energy performed a 13 stage fracture stimulation in late September 2010 which went as planned. During load recovering, the tubing inside casing parted and the company is currently recovering the tubing. This has caused a delay in the completion. To date Rex Energy has recovered 15% of the fracture load. The company expects to resume load recovering shortly.

The well was located with the boundaries of the Silo Field, and Rex Energy anticipated some pressure depletion prior to drilling the well. The company expects to take several additional weeks to clean up the well. The Silo State 41-22 will provide Rex Energy with valuable information on the viability of infill drilling and drainage in the DJ Basin.

Rex Energy is now drilling the Herrington Farms 1H well, its second Niobrara Shale well, and is currently at 2,500 feet of the horizontal leg which is approximately half of the total planned lateral length. The well is in east Silo Field area and will be more representative of the company’s 40,000 net acres in the DJ Basin. Rex Energy is encouraged by the continuous oil and gas shows while drilling and is pleased to report it has commenced oil sales from the drill site. The company expects to reach total depth of the well this weekend with completion planned for November 2010. Rex Energy currently has four more locations with approved permits.

In Butler County, Pennsylvania, Rex Energy is currently completing the second and third Marcellus Shale horizontal wells of the six which had been drilled and awaiting completion. The company expects to have all six wells completed by early November 2010 at which time their jointly owned cryogenic gas processing facility is expected to be operational.

Rex Energy is continuing to inject chemicals in its alkali-surfactant-polymer unit in the Lawrence Field, Illinois. The company has reached injection of approximately 8% of the pore volume. This amount remains on schedule with previously provided timelines.

About Rex Energy Corporation

Rex Energy is an independent oil and gas company operating in the Illinois, Appalachian and Denver-Julesburg Basins in the United States. The company has pursued a balanced growth strategy of exploiting its sizable inventory of lower risk developmental drilling locations, pursuing its higher potential exploration drilling prospects and actively seeking to acquire complementary oil and natural gas properties.

Forward-Looking Statements

Except for historical information, statements made in this release about the proposed offering are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the company’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, uncertainties regarding economic conditions in the United States and globally; domestic and global demand for oil and natural gas; volatility in the prices the company receives for oil and natural gas; the effects of government regulation, permitting and other legal requirements; the quality of the company’s properties with regard to, among other things, the existence of reserves in economic quantities; uncertainties about the estimates of the company’s oil and natural gas reserves; the company’s ability to increase production and oil and natural gas income through exploration and development; the company’s ability to successfully apply horizontal drilling techniques and tertiary recovery methods; the number of well locations to be drilled, the cost to drill and the time frame within which they will be drilled; drilling and operating risks; the availability of equipment, such as drilling rigs and transportation pipelines; changes in the company’s drilling plans and related budgets; the adequacy of capital resources and liquidity including, but not limited to, access to additional borrowing capacity; and uncertainties associated with the company’s legal proceedings and their outcome. The company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on the company’s risks and uncertainties is available in the company’s filings with the Securities and Exchange Commission.

The company’s internal estimates of reserves may be subject to revision and may be different from estimates by the company’s external reservoir engineers at year end. Although the company believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

For more information, contact:

Julia Williams, Manager, Investor Relations

(814) 278-7130

jwilliams@rexenergycorp.com